UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

EXPLANATORY NOTE

On October 12, 2023, Sculptor Capital Management, Inc., a Delaware Corporation (the “Company”), filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Original Proxy Statement,”), as supplemented on October 25, 2025 by a proxy supplement (the “First Supplement”), as further supplemented on October 30, 2023 by a proxy supplement (the “Second Supplement”, together with the Original Proxy Statement and the First Supplement, the “Proxy Statement”), relating to the special meeting of stockholders (the “Special Meeting”) to be held on November 16, 2023, to, among other things, approve the Agreement and Plan of Merger, dated as of July 23, 2023 (the “Original Merger Agreement,” as amended on October 12, 2023 by Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment”), as further amended on October 26, 2023, by Amendment No. 2 to Agreement of Plan of Merger (the “Second Amendment”), and as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP,” together with Capital LP and Advisors LP, the “Operating Partnerships” and each an “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub III”), providing for (i) the merger (the “Public Merger”) of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation, (ii) the merger (the “LP Merger I”) of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) the merger (the “LP Merger II”) of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership and (iv) the merger (the “LP Merger III,” and together with the Public Merger, LP Merger I and LP Merger II, the “Mergers”) of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership.

As of November 6, 2023, the Company has received (i) four demand letters from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers and (ii) seven demand letters from purported stockholders of the Company claiming that the Original Proxy Statement or the Second Supplement contained material misstatements and omissions with respect to the discussion of the Mergers (collectively, the “Disclosure Demand Letters”). In addition, three lawsuits have been filed by purported stockholders of the Company making similar allegations with respect to the preliminary proxy: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”); and In re Sculptor Capital Management, Inc. Stockholder Litigation, Consol. C.A. No. 2023-0921-SG (Del. Ch.) (the “Beauchemin Action”).  The Company and certain of the Operating Partnerships have also been named in a lawsuit brought by former employees and current holders of LP Class E Units alleging that the cancellation of the LP Class E Units pursuant to the Mergers violates the terms of the limited partnership agreements of such Operating Partnerships.  Plaintiff in that case also filed an order to show cause seeking to enjoin the Special Meeting.

Each of the Disclosure Demand Letters and the Disclosure Complaints allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The Beauchemin Action alleges, among other things, that the Board of Directors of the Company (the “Board”) and the special committee of the Board violated their fiduciary duties by, among other things, asking for stockholder approval of the transactions contemplated by the Merger Agreement on the basis of a materially false and misleading proxy statement, and that Rithm is alleged to have aided and abetted such breaches.

The Disclosure Demand Letters seek, among other things, issuance of additional disclosures by the Company. The Disclosure Complaints and the Beauchemin Action seek, among other things, injunctive relief enjoining the Mergers, unless and until, among other things, the defendants issue additional disclosures. The Company believes the claims asserted in the Disclosure Complaints and the Beauchemin Action are without merit and intends to continue to vigorously defend against them. Additional complaints arising out of the proposed transaction may be filed in the future. Absent new or different allegations that are material or a disclosure obligation under U.S. federal securities laws, the Company will not necessarily disclose such additional complaints.

While the Company believes that the disclosure set forth in the Proxy Statement complies fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the Disclosure Demand Letters, the Disclosure Complaints and the Beauchemin Action that any additional disclosure was or is required.

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text (e.g., underlined text) shows text being added to a reference disclosure in the Proxy Statement and a line through text (e.g., ~~a line through text~~) shows text being deleted from a referenced disclosure in the Proxy Statement.

Background of the Mergers

The disclosure under the heading “Background of the Mergers” is hereby amended and supplemented as follows:

The paragraph beginning “On May 12, 2023, the Company…” on page 54 of the Original Proxy Statement is amended and supplemented as follows:

On May 12, 2023, the Company’s management provided to the Special Committee an updated financial projection case of the Company following the consummation of a potential transaction, with assumptions, among others, that the then-existing corporate structure remained and that the Company generated sustained investment performance in its core strategies, and did not include any potential impacts from future market volatility, derivative actions, potential strategic growth opportunities, or synergies that may be pursued with a strategic partner or from being a private company (such financial projections, the “Transaction Forecasts”). On May 13, 2023, the Special Committee approved the Transaction Forecasts and authorized the Company’s management to share the Transaction Forecasts with Rithm ~~(as well as other potential acquirors who remained involved in the process)~~and other bidders involved in the sale process at that time (including Bidder J) to facilitate its due diligence with respect to a potential transaction. On May 15, 2023, the Company’s management provided the Transaction Forecasts to Rithm and other bidders involved in the sale process at that time (including Bidder J).

By adding the underlined disclosure to the paragraph beginning “On June 6, 2023, J.P. Morgan and PJT Partners…” on page 56 of the Original Proxy Statement:

On June 6, 2023, J.P. Morgan and PJT Partners received a proposal from Bidder J at a price of $11.00 per share of Class A Common Stock, subject to a number of assumptions and further due diligence. Bidder J’s updated proposal provided details regarding Bidder J’s expected sources of financing to support the payment of consideration indicated in its proposal, but Bidder J did not provide evidence of commitments with respect to such financing. The updated proposal also included requests for the Special Committee’s consent under Bidder J’s NDA for Bidder J to: (a) speak to the Former EMD Group prior to entry into any definitive agreement with respect to a potential transaction, and (b) potentially co-bid with Bidder H and certain other third parties who may be interested in acquiring the Company’s CLO business line. PJT Partners and J.P. Morgan promptly informed the Special Committee of such proposal. After consideration with its financial and legal advisors, the Special Committee ultimately provided its consent for Bidder J to co-bid with Bidder H, but had previously determined that it would not allow any bidders to engage with the Former EMD Group unless and until the principal economic terms of a potential transaction with such bidder had been approved by the Special Committee and the Special Committee has expressly authorized such engagement, and therefore did not provide its consent for Bidder J to contact the Former EMD Group.

By adding the following disclosure to page 60 of the Original Proxy Statement following the paragraph ending “in an effort to increase Rithm’s offered per share price”:

On July 1, 2023, in response to a request from the Special Committee that Bidder J provide further detail regarding its plan for satisfying the client consent closing condition contemplated by Bidder J’s proposed draft merger agreement, Bidder J sent the Special Committee a letter describing its plans for the operation of the Company post-closing (the “July 1 Letter”). The July 1 Letter stated that the Consortium’s “focus [would] be entirely on (1) delivering superior returns, (2) retaining and growing AUM, and (3) ensuring minimal disruption for employees and investors” and that the Consortium planned to provide additional complementary investment products as a means to “signal” the Consortium’s commitment to the Company and its clients. The July 1 Letter further stated that the Consortium intended to offer “continued employment to essentially all current employees, with substantially similar titles, roles and responsibilities for each” and the Consortium asked to meet with as many employees as possible prior to signing a definitive merger agreement. Additionally, the July 1 Letter provided certain biographical information for Mr. Weinstein and two additional third parties that Bidder J proposed to retain for the “Office of the CIO” contemplated by Bidder J’s proposal. The July 1 Letter indicated that Bidder J “remain[ed] willing to discuss appropriate modifications to address any concerns about certainty of closing.”

By adding the underlined disclosure to the paragraph beginning “Between July 10, 2023 and July 17, 2023, the financial and legal advisors of Bidder J…” on page 62 of the Original Proxy Statement:

Between July 10, 2023 and July 17, 2023, the financial and legal advisors of Bidder J and financial and legal advisors to the Special Committee, acting at the direction of the Special Committee, exchanged a variety of proposals and counterproposals regarding the content of the client consent condition and related provisions of the draft merger agreement with respect to a potential transaction, including a proposal from Bidder J received on July 12, 2023 that included a condition requiring an 80% client consent threshold for the Company CLO business line, an 80% client consent threshold for its Real Estate business line, and a 50% client consent threshold for the largest fund in its Multi-Strategy business line. During this time, Bidder J also requested to: (1) speak again with Mr. Levin prior to signing a definitive merger agreement in order to discuss his ongoing role in the business, including Bidder J’s willingness to offer “meaningful compensation” for a transitional role in which Mr. Levin could assist in securing client consents, and (2) speak with Mr. Orbuch prior to signing a definitive merger agreement, in which case Bidder J indicated they would convey to Mr. Orbuch that they intended to keep the entire Real Estate team and did not intend to change the strategy or leadership of the Real Estate business line. The final proposal was delivered by representatives of Bidder J to representatives of PJT Partners on July 17, 2023, and PJT Partners promptly provided such proposal to the Special Committee, which proposal confirmed that Bidder J would be willing to proceed with a transaction with a price of $11.00 per share of Class A Common Stock and a closing condition requiring a 80% client consent threshold for the Company CLO business line, an 80% client consent threshold for its Real Estate business line, and that Bidder J may be willing to forego a client consent threshold in respect of the Company’s Multi-Strategy and Opportunistic Credit Funds business lines, subject to ongoing discussion among Bidder J’s legal counsel and Latham & Watkins. Such proposal also included a statement that Bidder J desired to enter into a contract with Mr. Levin for six months to one year post-closing of the proposed transaction and asserted that Bidder J proposed “no changes to structure or process, and no changes to other members of the investment team” and no “change to the existing core strategies” of the Company. As part of this proposal, Bidder J reiterated its willingness to further negotiate the definitive merger agreement reflecting this proposal in order to give the Special Committee further comfort regarding closing certainty. The Special Committee authorized Latham & Watkins to prepare a revised draft of the merger agreement reflecting the terms outlined in the latest proposal from Bidder J, which it delivered on July 20, 2023, together with a renewed request for Bidder J to provide the draft equity commitment letters referenced in their form merger agreement.

The paragraph beginning “On August 12, 2023, representatives of J.P. Morgan and PJT Partners…” starting on page 64 of the Original Proxy Statement is amended and supplemented as follows:

On August 12, 2023, representatives of J.P. Morgan and PJT Partners received an unsolicited, non-binding proposal from a consortium of bidders led by Boaz Weinstein, founder and chief investment officer of Bidder J, which consortium included Boaz Weinstein, Marc Lasry, Claudel I LLC and Claudel II LLC (affiliates of Bill Ackman) and Susquehanna International Group, LLP (the “Consortium”) offering to acquire the Company for $12.25 per share of Class A Common Stock (such proposal, as later supplemented by the August 14 Clarifications, the “August 12 Proposal”) but which proposal, from the Special Committee’s perspective, raised a number of questions as to the adequacy of committed financing and closing certainty, as described below. The August 12 Proposal contemplated the following:

•
unspecified portions of the Company’s CLO and CFO business lines would be sold to Bidder H in an asset sale (the “CLO Sale”), and then a newly-formed shell entity would acquire the Company on similar terms and conditions as contemplated in the Merger Agreement with Rithm, except with respect to the key differences noted below;

•
the Consortium stated that its newly-formed shell entity would be financed by a combination of: (a) $288 million of equity financing from four unaffiliated parties, (b) $50 million of debt financing from Bidder H, (c) approximately $210 million in proceeds from the CLO Sale from Bidder H, and (d) cash on the Company’s balance sheet (collectively, the “Potential Funding Sources”);

•
the Consortium delivered five cross-conditioned commitment letters from four unaffiliated parties to fund up to a maximum amount of approximately $288 million (each of which conditioned the funding of the commitments in its letter upon the full funding of the commitments under all the other letters);

•
the Consortium did not deliver any commitment letters or other documentation from Bidder H in respect of the $260 million purported to be provided by Bidder H in respect of the debt financing or the CLO Sale;

•	the Consortium limited their monetary liability for damages (including damages arising from a failure to fund and close the transaction) to $19.6 million;

•
the closing of the proposed transaction would be conditioned upon the Company achieving an 80% client run-rate consent threshold for its CLO business line (which would require clients to consent to Bidder H acquiring the CLO business), an 80% client run-rate consent threshold for its Real Estate business line, and a 50.1% client run-rate consent threshold in respect of the Company’s Multi-Strategy and Opportunistic Credit business lines (collectively, the “Consortium Client Consent Condition”);

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the Consortium stated that it would offer a similar rollover option to Class A Unitholders as is offered under the Merger Agreement, but its rollover would not be conditioned upon a minimum percentage of Class A Unitholders electing to participate in the rollover;

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the Consortium stated that it would be willing to enter into new employment agreements with ~~employ~~ certain key executives of the Company, including Mr. Levin and Mr. Orbuch, and provide a compensation package no worse than under the compensation package they would have in a proposed transaction with Rithm, but the Consortium did not specify the employment terms that the Consortium was prepared to offer to such key executives or the ongoing role these executives would have in the Company’s Investment Function going forward; ~~and~~

•
upon closing of the transaction outlined in the August 12 Proposal, the Consortium stated that it did not intend to change the Company’s investment strategy, but the Company’s Investment Function would be overseen by an “Office of the CIO” which would include Mr. Weinstein, Mr. Levin, and certain third parties (Kieran Goodwin and Mike Jacobellis) who were not currently employed by the Company or the Consortium but who the Consortium indicated would be selected and hired by Mr. Weinstein~~.~~; and

•
the Consortium stated that it expected that the Company would share the August 12 Proposal with its shareholders and expected that the August 12 Proposal would be very favorably received (but did not release the Company from its obligations to keep the terms of the Consortium’s proposals confidential under the terms of the NDAs signed by certain members of the Consortium).

The ninth bullet of the paragraph beginning “The Special Committee then held an executive session with representatives of its legal and financial advisors present” on page 68 of the Original Proxy Statement is amended and supplemented as follows:

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the August 12 Proposal contemplated that the CLO Sale would occur shortly after or immediately prior to the consummation of the closing of a potential sale of the Company, and while the CLO Sale was not proposed to be an express condition to the closing of the transaction contemplated by the August 12 Proposal, the Consortium had not identified how it would finance the acquisition of the Company without the proceeds from the CLO Sale, and further ~~which structure~~ the Special Committee viewed such CLO Sale structure as potentially increasing the risk of not obtaining client run-rate consents (because clients of the Company would be asked to consent to Bidder H acquiring the CLO business on terms that had not yet been disclosed) and introducing additional timing and closing risks that the Special Committee would not be in a position to assess until the Consortium delivered documentation evidencing commitments from Bidder H in respect of the CLO Sale;

By adding the following disclosure to page 68 of the Original Proxy Statement following the eleventh bullet ending “in connection with the Company seeking client consents to satisfy the Rithm Client Consent Condition”:

•
the Consortium stated that: (1) the CLO Sale to Bidder H would have no other conditions to closing beyond those conditions set forth in the Consortium’s definitive merger agreement with the Company, and (2) the Company would have a right to enforce Bidder H’s obligations to close the CLO Sale, but the Special Committee was unable to assess these statements because the Consortium had not provided the Special Committee with any written documentation from Bidder H, and indicated that it did not intend to do so until after the Special Committee had made a Potential Superior Proposal Determination;

By adding the underlined disclosure to the paragraph beginning “The August 24 Proposal also…” on page 69 of the Original Proxy Statement:

The August 24 Proposal also stated that the Company Shareholders deserved to know the contents of the Consortium’s letters to the Special Committee and the terms of the August 24 Proposal – including the identities of the members of the Consortium and Bidder H – and included requests that the Special Committee publicly disclose the August 24 Proposal in full (but did not release the Company from its obligations to keep the identity or terms of the Consortium’s proposals confidential under the terms of the NDAs signed by certain members of the Consortium) and release the Consortium from certain of its obligations under its NDA with the Company in order to enable the Consortium to (i) make public statements regarding its proposals, and (ii) engage with the Former EMD Group in order to garner support for, and potentially improve, the August 24 Proposal (the “August 24 Requests”).

By adding the following disclosure to page 72 of the Original Proxy Statement following the bullet ending “remained substantially unchanged from the August 12 Proposal and the August 24 Proposal”:

The August 26 Proposal also included a request that the Special Committee publicly disclose the August 26 Proposal (but did not release the Company from its obligations to keep the identity or terms of the Consortium’s proposals confidential under the terms of the NDAs signed by certain members of the Consortium) and release the Consortium from certain of its obligations under its NDA with the Company in order to enable the Consortium to make public statements regarding its proposals.

By adding the following disclosure to page 77 of the Original Proxy Statement following the bullet ending “remained substantially unchanged from the August 26 Proposal”:

The August 31 Proposal also included requests that the Special Committee update the August 30 Press Release to reflect the August 31 Proposal, name the members of the Consortium, publicly release the Consortium’s proposals (but did not release the Company from its obligations to keep the identity or terms of the Consortium’s proposals confidential under the terms of the NDAs signed by certain members of the Consortium) and release the Consortium from certain of its obligations under its NDA with the Company in order to enable the Consortium to engage with the Former EMD Group to help resolve the disputes between the Company and the Former EMD Group.

The fifth bullet of the paragraph beginning “On September 3, 2023, representatives of the Consortium provided responses…” on page 78 of the Original Proxy Statement is amended and supplemented as follows:

•
the Consortium would need to conduct additional confirmatory diligence, including by accessing the existing data room, reviewing an update of fund flows as well as any redemption requests or expected redemption requests, and developing an understanding of the CLO financing and risk retention arrangements (beyond those described in public filings), and the Consortium also indicated it may need to engage ~~including engaging~~ directly with the SEC, regarding the Company’s previous criminal plea and regulatory status in order to assess whether individual members of the Consortium would be prohibited from acting as investment manager to mutual funds, closed end funds, business development companies and other pooled vehicles under the Investment Company Act, and in the event such prohibition did in fact extend to any such members of the Consortium, whether a waiver under section 9(c) of the Investment Company Act would be needed prior to the closing of the proposed transaction.

The paragraph beginning “The Consortium referred to the disclosures added in the amended preliminary proxy statement…” on page 80 of the Original Proxy Statement is amended and supplemented as follows:

The Consortium referred to the disclosures added in the amended preliminary proxy statement regarding the Consortium Client Consent Condition and the Consortium Client Consent Condition Risks and stated that while the Consortium did not “intend to change the investment strategy, personnel, or process” of the Company and that “there will be no change to management” of the Company, Mr. Weinstein, and not Mr. Levin or another member of the Company’s management, “will be the ultimate decision maker” with respect to the Company’s Investment Function. In order to address the Special Committee’s concerns regarding the Consortium Client Consent Condition Risks, the ~~The~~ Consortium also offered to eliminate the concept of an “Office of the CIO” from its proposal and instead simply to install Mr. Weinstein as CIO of the Company. The September 18 Letter did not provide any further details regarding the Consortium’s plans with respect to operation of the Company’s Investment Function under such new construct that would address the Special Committee’s previously stated concerns with respect to the Consortium Client Consent Condition Risk. The September 18 Letter also re-attached the draft guarantee and updated commitment letters that were initially provided by members of the Consortium with its September 3 Clarifications.

By adding the underlined disclosure to the paragraph beginning “On October 2, 2023, representatives of the Consortium sent a response letter …” on page 86 of the Original Proxy Statement:

On October 2, 2023, representatives of the Consortium sent a response letter to the October 1 Clarification Request (the “October 2 Letter”), with copies of a draft merger agreement, commitment letters and a form of guarantee attached. The Consortium reiterated an intention to initiate a cash tender offer for an increased price of $12.76 per share of Class A Common Stock following the expiration of Bidder J’s standstill on December 22, 2023, if the Company Stockholders had not approved the Merger Proposal prior to such time. The October 2 Letter further stated that the Consortium would be willing to increase its price to $13.00 per share of Class A Common Stock if the Special Committee engaged with the Consortium regarding its proposals by October 6, 2023.

By adding the underlined disclosure to the paragraph beginning “The Special Committee noted that each of the Consortium’s various proposals…” on page 86 of the Original Proxy Statement:

The Special Committee noted that each of the Consortium’s various proposals were non-binding and had outlined various conditions to signing definitive agreements, and the September 30 Proposal did not include any discussion of whether the Consortium would impose any further conditions to execution of a definitive merger agreement (including, for example, whether the Consortium would require an opportunity to engage with the Former EMD Group prior to executing a definitive agreement with respect to the September 30 Proposal). The Special Committee again noted that any proposed tender offer by the Consortium would be subject to U.S. tender offer rules, and it was unclear to the Special Committee how the Consortium would be able to secure required client consents in connection with a tender offer made directly to the Company Stockholders rather than via an agreement with the Company. The Special Committee further noted that a tender offer for the Company’s Class A Common Stock (the only class of stock that was publicly-traded) could not result in the Consortium acquiring control of the Company, given that the Company’s Class A Common Stock only represented 39.9% of the total voting power of the Company. The Special Committee discussed with representatives of Latham & Watkins the relevant restrictions under the Merger Agreement on engagement with the Consortium prior to making a Superior Proposal Determination and what additional information the Special Committee expected to require in order to assist it to make an appropriately informed decision regarding a Superior Proposal Determination.

The paragraph beginning “On October 8, 2023, at the direction of the Special Committee, representatives of the Consortium met with Mr. Orbuch…” on page 89 of the Original Proxy Statement is amended and supplemented as follows:

On October 8, 2023, at the direction of the Special Committee, representatives of the Consortium met with Mr. Orbuch to discuss the Company’s Real Estate business line in a videoconference attended by representatives of PJT Partners, Latham & Watkins, and the Consortium’s financial and legal advisors. At such meeting, Mr. Orbuch informed representatives of the Consortium that he was confident that client consents for the Company’s Real Estate business line could be obtained if (1) Mr. Orbuch and his team agreed to remain at the Company following closing and (2) he and his team retained investment discretion and operational control following such change of control. Representatives of Latham & Watkins notified representatives of Rithm and Skadden of the supplemental diligence requests and responses and October ~~7~~8 videoconference, as required under the terms of the Merger Agreement.

By adding the underlined disclosure to the paragraph beginning “Following receipt of Rithm’s proposal…” on page 91 of the Original Proxy Statement:

Following receipt of Rithm’s proposal, at a meeting of the Special Committee with its legal advisors present, the Special Committee discussed the Updated Proposed Amendments and the request for the Warrant Negotiation Waiver. Following a discussion, the Special Committee determined that, in light of the higher price per share offered, the Special Committee would be willing to grant the Warrant Negotiation Waiver because it was a prerequisite to Rithm agreeing to the Updated Proposed Amendments. Additionally, at that meeting the Special Committee discussed a further conversation between a member of the Special Committee and Mr. Orbuch, in which Mr. Orbuch indicated that: (1) he believed that Mr. Weinstein was serious about his intention to purchase the Company, but Mr. Orbuch remained uncertain whether an agreement for the Real Estate team could be reached with the Consortium, and (2) resolution of ongoing disruption to the Company’s operations was important to the clients of the Real Estate business line.

By adding the underlined disclosure to the paragraph beginning “Later that day…” on page 6 of the First Supplement:

Later that day, representatives of the Consortium provided a revised draft of the merger agreement to representatives of PJT Partners and J.P. Morgan which the Special Committee determined (following discussion with representatives of Latham & Watkins) did not reflect a full acceptance of the Consortium-Specific Transaction Risks, and thus imposed such risks on the Company Stockholders. In addition, representatives of the Consortium Guarantor provided certain of the Required Financial Information to representatives of PJT Partners. Representatives of PJT Partners promptly notified the Special Committee of the materials and communications received from the Consortium.

By adding the underlined disclosure to the paragraph beginning “On October 23, 2023, at the direction of the Special Committee …” on page 10 of the First Supplement:

On October 23, 2023, representatives of Skadden informed representatives of Latham that Rithm was considering re-engaging in discussions with the Former EMD Group regarding potential amendments to the Merger Agreement in exchange for the Former EMD Group entering into a support agreement in connection with the Transactions. Representatives of Latham promptly informed the Special Committee of such update.

Later that day~~On October 23, 2023~~, at the direction of the Special Committee, representatives of PJT Partners again reached out to the Consortium’s financial advisor and requested feedback on whether the Consortium intended to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements. The Consortium’s financial advisor indicated that the Consortium may be able to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements, but it required a further unchaperoned meeting with Mr. Orbuch to do so (and that it would provide a response as to whether it was willing to assume the Consortium-Specific Transaction Risks following such meeting). PJT Partners promptly relayed this to the Special Committee and the Special Committee authorized this meeting between Mr. Orbuch and Mr. Weinstein, which was held later that day via videoconference.

By adding the underlined disclosure to the paragraph beginning “Following Mr. Orbuch’s meeting with Mr. Weinstein…” on page 10 of the First Supplement:

Following Mr. Orbuch’s meeting with Mr. Weinstein, at a meeting of the Special Committee with its financial and legal advisors and Mr. Orbuch present, the Special Committee requested Mr. Orbuch’s feedback on his calls with Mr. Weinstein and an update on the progress of negotiations of the Real Estate Term Sheet. Mr. Orbuch stated that the Consortium had not commented on the Real Estate Term Sheet Mr. Orbuch had made available but had instead produced a different term sheet that contained terms that did not adequately address key terms that would be important to the Real Estate team and Mr. Orbuch, including compensation for the Real Estate team and certain restrictive covenants. Mr. Orbuch indicated that, at that time, the terms were not acceptable, but Mr. Weinstein had indicated that he would revert with a further revised draft term sheet.

By adding the underlined disclosure to the third bullet under the paragraph beginning “Later that evening, at a meeting of the Special Committee…” on page 11 of the First Supplement:

•
No other bidder involved in the sale process (including Rithm) had been permitted to speak directly with any of the Company’s clients (though after the entry into the Merger Agreement, the Company’s Client Partner Team had spoken to certain clients regarding the Transactions with Rithm in order to secure the requisite client consents in accordance with the Merger Agreement);

Certain Unaudited Prospective Financial Information

The disclosure under the heading “Transaction Forecasts” on page 104 of the Original Proxy Statement is hereby amended and supplemented, as follows:

In connection with the Special Committee’s consideration of a potential transaction with Rithm, on May 12, 2023, the Company’s management provided to the Special Committee an updated financial projection case of the Company following the consummation of a potential transaction, with assumptions, among others, that the then-existing corporate structure remained and that the Company generated sustained investment performance in its core strategies, and did not include any potential impacts from future market volatility, derivative actions, potential strategic growth opportunities, or synergies that may be pursued with a strategic partner or from being a private company. On May 13, 2023, the Special Committee approved the Transaction Forecasts and authorized the Company’s management to share the Transaction Forecasts with Rithm and other bidders involved in the sale process at that time (including Bidder J) to facilitate its due diligence with respect to a potential transaction. On May 15, 2023, the Company’s management provided the Transaction Forecasts to Rithm and other bidders involved in the sale process at that time (including Bidder J).

Opinions of Financial Advisors-Opinion of PJT Partners LP

The disclosure under the heading “Opinions of Financial Advisors-Opinion of PJT Partners LP” in the Second Supplement is hereby amended and supplemented, as follows:

By adding the underlined disclosure to the paragraph beginning “PJT Partners, based on its professional judgment, selected the comparable companies listed above because…”  on page 12 of the Second Supplement:

PJT Partners, based on its professional judgment, selected the comparable companies listed above because PJT Partners believed their businesses, operating profiles and public trading profiles as U.S. alternative asset management companies are reasonably similar to that of the Company.

By adding the underlined disclosure to the paragraph beginning “Based upon these judgments, PJT Partners selected…” on page 13 of the Second Supplement:

Based upon these judgments, PJT Partners selected a P / NTM Adj. DE per Share multiple range of 6.5x to 8.5x for 2025E distributable earnings adjusted for accrued but unrecognized incentive income and excluding net collateralized loan obligation risk retention income of $47.3 million (“2025E ABURI Adj. DE”) for the Company on a standalone basis. PJT Partners then applied the applicable range to the Company’s calendar year 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts (which are set forth in the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 104), to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on ~~the~~approximately 62.2 million fully diluted ~~number of the~~shares of Class A Common Stock as of October 17, 2023, as provided by management of the Company.

By adding the following disclosure to the beginning of page 14 of the Second Supplement:

The following summarizes the results of these calculations:

	Low	High
P / LTM Adj. DE per Share	12.0x	16.9x

By adding the underlined disclosure to the paragraph beginning “After reviewing the above analysis, PJT Partners, based on its professional judgment and experience, selected…” on page 14 of the Second Supplement:

After reviewing the above analysis, PJT Partners, based on its professional judgment and experience, selected a P / LTM Adj. DE per Share range of 8.5x to 10.5x for the Company on a standalone basis and applied this range to the Company’s 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on ~~the~~approximately 62.2 million fully diluted~~number of the~~ shares of Class A Common Stock as of October 17, 2023, as provided by management of the Company.

By adding the underlined disclosure to the paragraph beginning “The residual value of the Company at the end of the projection period…” on page 14 of the Second Supplement:

The residual value of the Company at the end of the projection period, or “terminal value,” was estimated by applying a perpetuity growth rate range of 3.0% to 4.0% to the Company’s normalized after-tax unlevered free cash flow as of 2026E, as provided by management of the Company and at the direction of the Special Committee. The after-tax unlevered free cash flows and terminal values were then discounted to present value as of September 30, 2023 using discount rates ranging from 13.0% to 15.0%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company, which was based on, among other things, an estimated cost of equity calculation, and its professional judgment, to derive an estimated enterprise value.

PJT Partners then calculated a range of implied equity values per share of Class A Common Stock by (a) (i) adding the Company’s cash, (ii) adding the value of the Company’s investments in funds and collateralized loan obligations and (iii) subtracting debt from the estimated enterprise value derived using the discounted cash flow method and dividing such amount by the fully diluted number of Partnership Units shares outstanding as of October 17, 2023, all as provided by management of the Company, to calculate a range of implied equity values per Partnership Unit and (b) calculating the sum of (i) the present value of certain tax benefits attributable to the holders of shares of Class A Common Stock minus (ii) the present value of certain payments under the Company’s tax receivable agreement attributable to the holders of shares of Class A Common Stock, dividing such amount by ~~the~~approximately 62.2 million fully diluted~~number of~~ shares of Class A Common Stock outstanding as of October 17, 2023, all as provided by management of the Company, and adding the result to the implied equity values per Partnership Unit determined as described in clause (a) above.

Opinions of Financial Advisors-Opinion of J.P. Morgan Securities LLC

The disclosure under the heading “Opinions of Financial Advisors-Opinion of J.P. Morgan Securities LLC” in the Second Supplement is hereby amended and supplemented by adding the underlined disclosure to the paragraph beginning “Using publicly available information, J.P. Morgan calculated…” on page 18 of the Second Supplement:

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s current stock price to its projected distributable earnings per share for calendar year 2024 (“P / DE 2024E”). All of these calculations were performed based on publicly available financial data and closing prices as of October 26, 2023. The P / DE 2024E for the companies selected by J.P. Morgan were as follows:

P / DE 2024E
Blackstone Inc.	16.8x
Brookfield Asset Management Ltd.	19.2x
Apollo Global Management, Inc.	10.0x
KKR & Co. Inc.	11.7x
The Carlyle Group Inc.	7.1x
Ares Management Corporation	20.2x
TPG Inc.	12.4x
Blue Owl Capital Inc.	16.1x
Man Group Plc	7.6x
GCM Grosvenor Inc.	11.0x
Bridge Investment Group Holdings Inc.	6.9x
P10, Inc.	9.3x

Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for P / DE 2024E of 5.5x to 11.0x. After applying such range to the Company’s estimated ABURI Adjusted Distributable Earnings for calendar year 2024, as provided by the Company’s management and reflected in the Standalone Strategy Forecasts, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.05) for Class A Common Stock:

	Implied Per Share Equity Value
	Low	High
P / DE 2024E	$3.25	$4.25

The range of implied per share equity value for Class A Common Stock was compared to (i) the closing price of Class A Common Stock of $12.39 as of October 26, 2023 and (ii) the Public Merger Consideration of $12.70 per share of Class A Common Stock.

Litigation Related to the Mergers

The disclosure under the heading “Litigation Related to the Mergers” on page 20, 21 and 22 of the Second Supplement is hereby amended and supplemented as follows:

In August and September 2023, the Company received four demand letters from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers. In October and November 2023, the Company received ~~five~~seven additional demand letters from purported stockholders of the Company claiming that the Original Proxy Statement~~definitive proxy statement filed on October 12, 2023~~ or the Second Supplement contained material misstatements and omissions with respect to the discussion of the Mergers (collectively with those sent in August and September 2023, the “Disclosure Demand Letters”). In addition, two lawsuits have been filed by purported stockholders of the Company making similar allegations with respect to the preliminary proxy: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); and Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”). The Company believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in both the Disclosure Demand Letters and Disclosure Complaints are without merit.

On September 11, 2023, stockholder Gilles Beauchemin filed a purported class action against the Company and each of the Company’s directors in the Court of Chancery of the State of Delaware, captioned Gilles Beauchemin v. Marcy Engel, et al., No. 2023-0921- (Del. Ch. September 11, 2023) (the “Beauchemin Action”). The Beauchemin Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to waive certain restrictions in the standstill agreement, specifically by not allowing Bidder J to publicly respond to the Board’s characterization of its bid, or to directly present to the public stockholders a competing bid and by asking for stockholder approval of the Transactions on the basis of a materially false and misleading proxy statement. In particular, the Beauchemin Action alleges that the proxy statement is materially misleading on the grounds that it mischaracterizes the history of negotiations with Bidder J and the content of Bidder J’s bids and provides allegedly pretextual reasons for the Special Committee’s stated concerns regarding Bidder J’s bids. The Beauchemin Action seeks, among other things, a preliminary and permanent injunction enjoining the Board and Special Committee from enforcing the terms of the standstill against Bidder J, and a preliminary and permanent injunction enjoining the Board and Special Committee from consummating the Transactions until the Consortium is able to bid without restriction from the standstill against Bidder J and until the Company issues a proxy statement that corrects the alleged material omissions and misstatements. Along with his September 11 complaint, the plaintiff in the Beauchemin Action filed a motion for a preliminary injunction, and a motion to expedite seeking expedited relief from the court. On September 25, 2023, plaintiff in the Beauchemin Action served requests for production on the defendants and issued subpoenas to certain advisors of the Company and the Special Committee and Saba Capital Management, LP. On September 26, 2023, the Court held argument on the motion to expedite, during which it denied the motion without prejudice on the grounds that it was premature given the ongoing nature of the Special Committee’s deliberations. The Court ordered the parties to negotiate a plan for expedited discovery in the event it ordered such discovery at a later date. On October 15, the plaintiff in the Beauchemin Action filed an amended complaint, and on October 16, 2023, renewed his motion to expedite, which Defendants did not oppose. On October 17, 2023, the Court granted the renewed motion to expedite.

On October 17, 2023, stockholders and former Executive Managing Directors Daniel S. Och, Harold A. Kelly, Jr., Richard Lyon, James O’Connor, and Zoltan Varga (the “Former EMD Group”) filed a purported class action complaint on behalf of themselves and purportedly all other similarly situated stockholders of the Company against Marcy Engel, Bharath Srikrishnan, Charmel Maynard, David Bonanno, James Levin, Wayne Cohen, Sculptor Capital Management, Inc., Sculptor Capital LP, Sculptor Capital Advisors LP, Sculptor Capital Advisors II LP, Calder Sub, Inc., Calder Sub I, LP, Calder Sub II, LP, Calder Sub III, LP, and Rithm Capital Corp. in the Court of Chancery of the State of Delaware, captioned Och, et al. v. Engel, et al., C.A. No. 2023-1043-SG (the “Former EMD Group Action”). The complaint in the Former EMD Group Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to accept the Consortium’s higher bid, and by purportedly taking certain measures to favor the transaction with Rithm. The Former EMD Group complaint seeks, among other things, to enjoin the transaction with Rithm until the Consortium has been permitted to bid on the Company without any restrictions from its standstill and a court order (i) reducing the termination fee in connection with the Transactions, (ii) prohibiting Rithm from voting newly acquired shares in a stockholder vote on the Transactions and (iii) declaring that the Majority of Unaffiliated Vote Condition be reinserted into the merger agreement with Rithm should the transaction proceed.

On October 20, 2023, the parties in the Beauchemin Action and the Former EMD Group Action jointly filed a proposed stipulation coordinating and consolidating the two proceedings in connection with discovery and a preliminary injunction hearing on November 9, 2023, which would allow the Court to issue a ruling on the motion in advance of the Special Meeting on November 16, 2023. The Court ordered the stipulation coordinating and consolidating the two proceedings on October 23, 2023.  On October 27, 2023, consistent with the terms of the Second Revised Transaction Documents, Rithm submitted a letter to update the Court of the agreement with the Former EMD Group and the Company and the revised merger agreement, and provided a stipulation and proposed order for the Court to sign that dismisses the claims brought in the Former EMD Group Action with prejudice solely as to the Former EMD Group, but without prejudice as to the class or the claims asserted by plaintiff in the Beauchemin action.  The proposed order contemplates that the putative class action would continue with respect to the claims asserted by plaintiff in the Beauchemin Action.  ~~Pursuant to the operative scheduling order, the Company anticipates discovery on the anticipated motion for a preliminary injunction to be complete by November 2, 2023.  Plaintiff’s motion for a preliminary injunction is due November 2, 2023, Defendants’ opposition is due November 6, and plaintiff’s reply is due on November 8, 2023.  The hearing on plaintiff’s motion for a preliminary injunction is scheduled for November 9, 2023.  On October 29, 2023, plaintiff (1) wrote a letter to the Court asking for a conference to discuss adjournment of at least certain deadlines set in the scheduling order, and (2) filed a consolidated amended complaint under seal adding additional claims and parties to the matter~~.   On October 29, 2023, plaintiff filed an amended complaint against the Company and each of its directors, Rithm, and the Former EMD Group.  Like the initial complaint, the amended complaint alleges, among other things, breaches of fiduciary duty against the Company directors and other defendants and seeks a preliminary injunction with respect to the stockholder vote, and alleges that Rithm aided and abetted such breaches. During a conference on November 1, 2023, the Court adjourned the hearing on plaintiff’s motion for a preliminary injunction until November 14, 2023, and stated that it would still be able to render a decision on the motion prior to the Special Meeting notwithstanding the adjournment.  The parties subsequently met and conferred to discuss a briefing schedule in light of the hearing date and agreed that: (i) plaintiff’s opening motion would be due on Tuesday, November 7, 2023, at 11:59 p.m., (ii) Defendants’ opposition would be due on Saturday, November 11, 2023, at 5:00 p.m., and (iii) plaintiff’s reply would be due Monday, November 13, 2023, at 12:00 p.m.  The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose any request for a preliminary or permanent injunction.

The Company has also received four books and records demands pursuant to 8 Del. C. § 220 (the “Section 220 Demands”), including one submitted by the Former EMD Group, seeking, among other things, meeting minutes concerning the Mergers or any strategic alternatives, all materials considered by the Board and Special Committee in connection with its consideration of the Mergers or any strategic alternatives, and communications from the Board, the Special Committee, and the Company’s management related to the same. The Company received the fourth Section 220 Demand on October 9, 2023. The Company has sent a letter objecting to each of the four Section 220 Demands. The Company has commenced production in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands. The Company has produced documents in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands. On October 27, 2023, the Former EMD Group agreed to withdraw its Section 220 Demand, pursuant to the terms of the Second Revised Transaction Documents.

On September 30, 2023, the Board received a demand letter from a law firm purporting to represent certain former executive managing directors who are limited partners in the Company’s subsidiary operating partnerships, who claim to collectively hold approximately 3 million LP Class E Units, which represents a portion of the total number of LP Class E Units outstanding, in the Company (the “Class E Unitholders”). The demand asserted among other things that cancellation of the LP Class E Units, which is contemplated under the proposed Transactions, without the consent of the Class E Unitholders, violated the terms of the limited partnership agreements of the Operating Partnerships. The Class E Unitholders claimed that total number of LP Class E Units outstanding represent a $113 million pro rata share of the proceeds of the proposed Transactions at the valuation set forth in the Merger Agreement on a “booked up” basis, that the limited partnership agreements of the Operating Partnerships entitle them to certain other distributions, and that the Board does not have the discretion to cancel the LP Class E Units without consideration. The Class E Unitholders threatened to pursue litigation if the Company did not remedy these alleged breaches, including by seeking a preliminary injunction to prohibit the cancellation of the LP Class E Units. On October 5, the Company responded to the Class E Unitholders’ letter, disputing their claims and explaining, among other things, that the Company was complying with the terms of the relevant limited partnership agreements. The Class E Unitholders responded on October 16, renewing their previous arguments and their threat to pursue litigation, including for injunctive relief. The Company continues to disagree with the Class E Unitholders’ ~~interpretation of the limited partnership agreements of the Operating Partnerships~~arguments and denies that the proposed treatment of the LP Class E Units described herein would constitute a breach of the limited partnership agreements of the Operating Partnerships.

On November 1, 2023, certain Class E Unitholders filed a complaint in New York state court (the “Class E Unitholders’ Complaint”), along with an order to show cause why the Court should not issue an order preliminarily enjoining the Company from holding the Special Meeting on November 16, 2023.  The Class E Unitholders’ Complaint alleges that the proposed cancellation of the LP Class E Units contemplated by the Transactions without the consent of the Class E Unitholders violates the terms of the limited partnership agreements of the Operating Partnerships.  It seeks a declaration that the consummation of the Transactions without the consent of the Class E Unitholders constitutes a breach of those agreements, and an injunction precluding the Company from consummating the Transactions.  The Company believes that the allegations set forth in the Class E Unitholders’ Complaint are without merit and intends to oppose the request to enjoin the Special Meeting.

Additional Information and Where to Find It

This Supplemental Disclosure to Proxy Statement relates to a proposed transaction between Rithm and Sculptor. In connection with the proposed transaction, Sculptor has filed with the SEC and has mailed or otherwise provided to its stockholders the Proxy Statement regarding the proposed transaction. Sculptor may also file other documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SCULPTOR’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents containing information about Sculptor and the proposed transaction, once such documents are filed with the SEC (when available) from the SEC’s website at www.sec.gov and Sculptor’s website at www.sculptor.com. In addition, the Proxy Statement and other documents filed by Sculptor with, or furnished to, the SEC (when available) may be obtained from Sculptor free of charge by directing a request to Sculptor’s Investor Relations at investorrelations@sculptor.com.

Participants in the Solicitation

Sculptor and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from Sculptor’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Sculptor in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise is included in the Proxy Statement. You may also find additional information about Sculptor’s directors and executive officers in Sculptor’s proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Supplemental Disclosure to Proxy Statement, and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs as of the date of this Supplemental Disclosure to Proxy Statement regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.

Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this Supplemental Disclosure to Proxy Statement, and the following factors:
•	the risk that the Mergers may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of shares of Class A Common Stock;
•	the failure to satisfy any of the conditions to the consummation of the Mergers;
•	the failure to obtain Company Stockholder Approval of the Merger Proposal;
•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee of $22,426,831;

•	risks that the proposed Mergers, or failure to complete the Mergers, disrupt the Company’s current plans and operations or affect the Company’s ability to retain or recruit key employees;
•	the effect of the announcement or pendency of the Mergers on the Company’s business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Transactions;
•	risks related to diverting management’s or employees’ attention from ongoing business operations;
•	the risk that the Company’s stock price may decline significantly if the Mergers are not completed;
•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	the tax consequences of the Mergers;
•
the nature, cost and outcome of pending and future (i) litigation and other legal proceedings, including any such proceedings related to the Mergers and instituted against the Company and others or (ii) other challenges to the consummation of the Transactions;

•	impact of inflation on the Company’s business;
•	impact of the United Kingdom’s withdrawal from the European Union;
•	impact of regulatory developments related to, among other things, financial institutions and markets, government oversight, fiscal and tax policy;
•	impact of poor investment performance of, or lack of capital flows into, the funds the Company manages;
•	risk of investors redeeming a significant amount of assets under management during any given period;
•	competitive pressures in the asset management business; and
•	general economic, business, market and geopolitical conditions.

Consequently, all of the forward-looking statements we make in this Supplemental Disclosure to Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Forward-Looking Statements” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Additional Information” beginning on page 19). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our Company Stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

Voting Information

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE SPECIAL MEETING.

To ensure that your shares are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting.

Voting of Proxies

You may vote by any one of the following means:
•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on November 15, 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•
Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.

If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.

If you properly sign and return your proxy card but do not indicate voting instructions with respect to any proposal, the shares represented by the proxy will be voted FOR each of the following proposals:

1.	the Merger Proposal;
2.	the Non-Binding Compensation Proposal; and
3.	the Adjournment Proposal.

Revocability of Proxy

Any Company Stockholder returning a proxy may revoke it at any time before the proxy is exercised by (i) returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (ii) delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (iii) submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or (iv) attending the Special Meeting virtually and properly voting via webcast. Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.

If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares electronically at the Special Meeting.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.